Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SS&C Technologies Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $0.01 per value per share	Rule 457(c) and Rule 457(h)	14,405,399	$54.95	$791,576,675.05	0.00011020	$87,231.75
Total Offering Amounts					$791,576,675.05		$87,231.75
Total Fee Offsets(4)							-
Net Fee Due							$87,231.75

(1) This Registration Statement on Form S-8 covers 14,405,399 shares of common stock, par value $0.01 per share (“Shares”), of SS&C Technologies Holdings, Inc. (the “Registrant”) (i) authorized for issuance under the 2023 Stock Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Shares that may become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2) Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for the Registrant’s Shares on the NASDAQ Global Select Market on May 30, 2023.

(3) Rounded to the nearest cent.

(4) There are no fee offsets.